Exhibit 99.1

FOR IMMEDIATE RELEASE

CONTACTS:	Watson Pharmaceuticals, Inc.
Patty Eisenhaur (Investors)
(951) 493-5611
Chris Eso (Media)
(951) 493-4013

WATSON PHARMACEUTICALS REPORTS THIRD QUARTER 2004 RESULTS

– Total Net Revenue Increases to $408 Million –

– Strong Cash Flow From Operations at $110 Million  –

CORONA, CA – October 27, 2004 – Watson Pharmaceuticals, Inc. (NYSE: WPI), a leading specialty pharmaceutical company, reported today its financial results for the three and nine months ended September 30, 2004.

Total net revenue for the third quarter of 2004 increased 14 percent to $408.0 million, as compared to $358.8 million for the third quarter of 2003.  Third quarter total net revenue growth was driven by strong performance in the Company’s Generic division as a result of new products launched since the third quarter of 2003.  This was partially offset by lower revenue in the Company’s Other net revenue.

Net income for the third quarter of 2004 was $14.6 million, as compared to net income of $51.5 million for the same period of 2003.  Net income for the third quarter of 2004 included a $46.1 million asset impairment charge ($29.5 million, net of tax, or $0.27 per diluted share) related to Tri-Norinyl® product rights, as disclosed in the Company’s Form 8-K dated October 20, 2004, and a $8.5 million charge ($5.4 million, net of tax, or $0.05 per diluted share) associated with organizational changes the Company announced on June 28, 2004.  Including these charges, earnings per diluted share was $0.13, as compared to $0.47 per diluted share for the prior year period.  Excluding these special items as detailed in the reconciliation table below, adjusted net income and adjusted earnings per diluted share for the third quarter of 2004 were $49.6 million and $0.45, respectively.

“The fundamentals of our business remain solid, as illustrated by our strong revenue growth and impressive cash flow from operations of $110 million for the quarter,” said Allen Chao, Ph.D., Watson’s Chairman and Chief Executive Officer.  “We remain on track to achieve our revenue target of $1.6 billion and expect to exceed $280 million in cash flow for 2004. In addition, we have made great strides in the third quarter to position our business for the future, investing significantly in research and development.”

For the nine months ended September 30, 2004, total net revenue increased 16 percent to $1,217.0 million, as compared to $1,051.6 million for the first nine months of 2003.  Net income for the first nine months of 2004 was $96.2 million, or $0.87 per diluted share, as compared to net income of $150.0 million, or $1.38 per diluted share, for the same period of 2003.  Excluding the special items detailed in the reconciliation table below, adjusted net income and adjusted earnings per diluted share for the nine months ended September 30, 2004 were $149.0 million and $1.35, respectively.

Third Quarter 2004 Highlights

As a result of Watson’s previously announced organizational changes, beginning in the third quarter of 2004, Watson began reporting revenue for the bulk of its oral contraceptives from its Women’s Health group and certain other products from its General Products group in its Generic division.  Details on this change in reporting, including a reclassification of prior periods, were disclosed in the Company’s Form 8-K dated October 20, 2004.

Generic division revenue for the third quarter of 2004 increased 28 percent to $303.3 million, as compared to $236.8 million in the third quarter of 2003, primarily due to new products launched since the third quarter of 2003.

Brand division revenue for the third quarter of 2004 decreased four percent to $97.6 million, as compared to $102.1 million in the third quarter of 2003, primarily due to slightly lower Specialty Products revenue.

Other net revenue decreased 64 percent to $7.1 million in the third quarter of 2004, as compared to $19.9 million in the third quarter of 2003, primarily because the Company received no royalties on ciprofloxacin in the third quarter of 2004 and because Other net revenue in the third quarter of 2003 included the final payment due under a legal settlement with Aventis Pharmaceuticals.

Net Revenue Results

By Division and Product Line

	Three Months Ended September 30, 2004		Nine Months Ended September 30, 2004
Generic Division*	$303.3	million	$914.9	million
Brand Division
Specialty Products**	$54.1	million	$141.6	million
Nephrology	$43.5	million	$128.9	million
Other	$7.1	million	$31.6	million
Total net revenues	$408.0	million	$1,217.0	million

* Includes generic oral contraceptive sales of $75.9 million and $214.4 million for the three and nine months ended September 30, 2004, respectively.
** Includes Oxytrol® sales of $9.8 million and $24.3 million for the three and nine months ended September 30, 2004, respectively.

Overall gross margin was 50.4 percent in the third quarter of 2004, as compared to 60.3 percent in the third quarter of 2003, due to a higher mix of generic product sales, including distributed products, and lower Other net revenue.

Research and development investment increased 30 percent to $34.3 million in the third quarter of 2004, inclusive of a $2.2 million charge associated with organizational changes the Company announced on June 28, 2004, as compared to $26.4 million in the same period of 2003, due to an increased investment in Watson’s generic product pipeline.  Watson currently has more than 100 products under development, including 32 Abbreviated New Drug Applications on file with the Food and Drug Administration.

Selling, general and administrative expenses for the third quarter of 2004 decreased eight percent to $80.6 million, inclusive of a $6.3 million charge associated with organizational changes the Company announced on June 28, 2004, as compared to $87.5 million in the third quarter of 2003.  This reduction was primarily due to the termination of our contract sales agreement with Ventiv Health, Inc.

As of September 30, 2004, cash and marketable securities were $608.8 million.  For the three months ended September 30, 2004, cash flow from operations was $110.1 million.

Full Year 2004 Outlook

Watson’s full year of 2004 forecasts are based on the Company’s actual results for the first nine months of 2004, current prescription trends, inventory levels and the anticipated timing of future product launches.

Watson estimates total net revenue and earnings per diluted share for the full year of 2004 at approximately $1.6 billion and $1.34 to $1.37 per diluted share.   Excluding the special items detailed in the reconciliation table below, adjusted earnings per diluted share for the full year of 2004 are estimated to be between $1.82 and $1.85 per share.  Cash flow from operations for the fourth quarter of 2004 is expected to remain strong and for the full year of 2004 is expected to exceed $280 million.

Webcast and Conference Call Details

Watson will host a conference call and webcast today at 5:00 p.m. Eastern Daylight Time to discuss the third quarter results, fourth quarter and full year 2004 estimates, and recent corporate developments.  The dial-in number to access the call is (877) 251-7980, or from international locations, (706) 643-1573.  A taped replay of the call will be available by calling (800) 642-1687 with access pass code 1503966.  The replay may be accessed from international locations by dialing (706) 645-9291 and using the same pass code.  This replay will remain in effect until midnight Eastern Standard Time on November 3, 2004.  To access the live webcast, go to Watson’s Investor Relations Web site at http://ir.watsonpharm.com.

About Watson Pharmaceuticals, Inc.

Watson Pharmaceuticals, Inc., headquartered in Corona, California, is a leading specialty pharmaceutical company that develops, manufactures, markets, sells and distributes brand and generic pharmaceutical products.  Watson pursues a growth strategy combining internal product development, strategic alliances and collaborations and synergistic acquisitions of products and businesses.

For press release and other company information, visit Watson Pharmaceuticals’ Web site at http://www.watsonpharm.com.

Forward-Looking Statement

Statements contained in this press release that refer to Watson’s estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Watson’s current perspective of existing trends and information as of the date of this release.  For instance, any statements in this press release concerning prospects related to Watson’s strategic initiatives and anticipated financial performance are forward-looking statements.  It is important to note that Watson’s goals and expectations are not predictions of actual performance.  Watson’s performance, at times, will differ from its goals and expectations.  Actual results may differ materially from Watson’s current expectations depending upon a number of factors affecting Watson’s business.  These factors include, among others, the inherent uncertainty associated with financial projections; changes in generally accepted accounting principles; timely and successful implementation of strategic initiatives, including but not limited to the initiatives announced on June 28, 2004 and October 25, 2004; the difficulty of predicting the timing or outcome of product development efforts and FDA or other regulatory agency approvals or actions; the uncertainty associated with the identification of and successful consummation of external business development transactions; market acceptance of and continued demand for Watson’s products; the impact of competitive products and pricing; variability of revenue mix between the Company’s Brand and Generic divisions; variability of trade buying patterns; patents and other intellectual property rights held by competitors and other third parties; difficulties or delays in manufacturing; the availability and pricing of third party sourced products and materials; successful compliance with FDA and other governmental regulations applicable to Watson’s facilities, products and/or business; uncertainties related to the timing and outcome of litigation and other claims; changes in the laws and regulations affecting, among other things, pricing and reimbursement of pharmaceutical products, including Medicare and Medicaid; and such other risks and uncertainties detailed in Watson’s periodic public filings with the Securities and Exchange Commission, including but not limited to Watson’s Annual Report on Form 10-K for the year ended December 31, 2003 and its Quarterly Reports on Form 10-Q for the quarters ended March 31 and June 30, 2004.  Except as expressly required by law, Watson disclaims any intent or obligation to update these forward-looking statements.

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The following table presents Watson’s Condensed Consolidated Statement of Income for the three and nine months ended September 30, 2004 and 2003:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Statements of Income

(Unaudited; in thousands, except per share amounts)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003

Net revenues	$408,018	$358,756	$1,217,044	$1,051,558
Cost of sales	202,508	142,331	597,843	446,308
Gross profit	205,510	216,425	619,201	605,250

Operating expenses:
Research and development	34,261	26,428	106,471	74,613
Selling, general and administrative	80,578	87,547	237,158	227,420
Amortization	18,040	17,820	53,955	54,040
Total operating expenses	132,879	131,795	397,584	356,073
Operating income	72,631	84,630	221,617	249,177

Other income (expense):
Equity in earnings (losses) of joint ventures	(810)	(68)	(4,089)	137
Gain on sales of securities	1,799	2,496	5,737	5,510
Gain on sale of subsidiary	—	—	—	15,676
Loss on early extinguishment of debt	—	—	(17,752)	(2,807)
Loss on impairment of assets	(50,894)	(1,605)	(51,785)	(15,865)
Interest income	1,504	1,603	3,726	4,287
Interest expense	(3,681)	(5,980)	(9,071)	(18,901)
Other income (expense)	2,327	(293)	1,987	(1,731)
Total other income (expense), net	(49,755)	(3,847)	(71,247)	(13,694)

Income before income tax provision	22,876	80,783	150,370	235,483
Provision for income taxes	8,235	29,324	54,143	85,480
Net income	$14,641	$51,459	$96,227	$150,003

Per share amounts:
Diluted earnings per share	$0.13	$0.47	$0.87	$1.38
Diluted weighted average shares outstanding	109,739	109,658	110,262	108,459

The following table presents Watson’s Condensed Consolidated Balance Sheets as of September 30, 2004 and December 31, 2003:

Watson Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheets

(Unaudited; in thousands)

	September 30, 2004	December 31, 2003

Assets

Cash and cash equivalents	$595,219	$553,353
Marketable securities	13,578	20,368
Accounts receivable, net	230,102	211,174
Inventories	340,147	393,393
Other current assets	126,031	145,201
Property and equipment, net	433,031	424,995
Investments and other assets	68,395	77,226
Product rights, net	908,589	1,001,295
Goodwill	455,595	455,595
Total assets	$3,170,687	$3,282,600

Liabilities & Stockholders’ Equity

Current liabilities	$249,224	$338,685
Long-term debt	587,583	722,535
Deferred income taxes and other liabilities	151,640	164,034
Stockholders’ equity	2,182,240	2,057,346
Total liabilities & stockholders’ equity	$3,170,687	$3,282,600

The following table presents a reconciliation of net income and earnings per diluted share for special items recorded for the three and nine months ended September 30, 2004:

Reconciliation of Special Items

(Unaudited; in thousands except per share amounts)

	Three Months Ended September 30, 2004			Nine Months Ended September 30, 2004
	Pre-Tax	After-Tax	EPS	Pre-Tax	After-Tax	EPS

Income, as reported	$22,876	$14,641	$0.13	$150,370	$96,227	$0.87

Adjustments for special items:
Loss on early extinguishment of debt(1)	—	—	—	17,752	11,361	0.10
Development related payment(2)	—	—	—	10,000	6,400	0.06
Restructuring related charge(3)	8,538	5,464	0.05	8,538	5,464	0.05
Loss on asset impairment(4)	46,100	29,504	0.27	46,100	29,504	0.27
Adjusted income for special items	$77,514	$49,609	$0.45	$232,760	$148,956	$1.35

(1)

$17.7 million in charges ($14.0 million in the first quarter and $3.7 million in the second quarter of 2004) related to the repurchases of a portion of the Company’s 7 1/8 percent Senior Notes due 2008.

(2)	$10.0 million milestone payment in the second quarter of 2004 related to the transaction with Kissei Pharmaceutical Co., Ltd., included in Research and Development expense.

(3)

$8.5 million charge in the third quarter of 2004 ($6.3 million in Selling, General and Administration and $2.2 million in Research and Development) associated with organizational changes the Company announced on June 28, 2004.

(4)	$46.1 million asset impairment charge in the third quarter of 2004 related to Tri-Norinyl® product rights.